EXHIBIT 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Delphi Corporation on Form S-8 of our report dated January 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method), appearing in the Annual Report on Form 10-K of Delphi Corporation for the year ended December 31, 2003. We also consent to the reference to us under the heading “Item 3. Incorporation of Documents by Reference” in this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 22, 2004

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